Exhibit 7
                                                                       ---------


By and between PRIMOR ALIMENTOS C.A., a corporation ("sociedad anonima") organized and domiciled in Caracas, and originally registered under the name ALPROVENCA, Alimentos y Productos Venezolanos, C.A., with the Commercial Registry ("Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on September 23, 1998, filed under No. 42, Vol. 251-A-Qto., with its corporate name changed to its current name pursuant to documentation filed with the Commercial Registry ("Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on December 13, 2000, filed under No. 49, Vol. 491-A-Qto. ("Primor Alimentos"), represented herein by its Director, Lorenzo Mendoza G., a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 6.818.047, duly authorized to act by the document attached hereto and marked A (Exhibit A); PRIMOR INVERSIONES C.A., a corporation ("sociedad anonima") organized and domiciled in Caracas, and registered with the Commercial Registry ("Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on January 9, 2001, filed under No. 81, Vol. 497-A-Qto. ("Primor Inversiones" or the "Offeror" and, together with Primor Alimentos, "Primor") represented herein by its Director, Lorenzo Mendoza G., a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 6.818.047, duly authorized to act by the document attached hereto and marked B (Exhibit B); on the one hand; and, on the other hand, JONATHAN COLES WARD, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 4.769.803; ALBERTO TOVAR PHELPS, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 5.541.127; LILIAN CERVINI DE POLEO, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 941.150; ALICIA COLES, a Venezuelan


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citizen,  of majority age,  holder of Venezuelan  identity card no.  11.306.466;
ANDRES COLES, a Venezuelan, of majority age, holder of Venezuelan identity card no. 10.335.123, represented herein by Jonathan Coles, a Venezuelan citizen, of majority age, resident of Caracas, and holder of Venezuelan identity card no. 4.769.803, authorized for such purpose by power of attorney granted January 15, 2001; MIGUEL COLES, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 14.121.012, represented in this act by Jonathan Coles, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 4.769.803, authorized for such purpose by power of attorney granted January 15, 2001; NELLY CERVINI DE FRAGACHAN, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 350.085; JESUS ANIBAL ROJAS, a Venezuelan citizen, of majority age, holder of Venzuelan identity card no. 501.866; BEATRIZ DE CHELMINSKI DE COLES, a Venezuelan citizen, of majority age, holder of Venezuelan identity card 3.714.756; JESUS MANUEL ROJAS, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 2.154.559; NICHOLASHA LIMITED, a company organized and existing under the laws of the British Virgin Islands, represented herein by Guillermo de la Rosa, a Venezuelan citizen, of majority age, resident of Caracas, and holder of Venezuelan identity card no. 5.538.705, duly authorized for such purpose by power of attorney granted January 15, 2001; SHARE SYNDICATE I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, United States, represented herein by its Vice President/Secretary Ibrahim Garcia, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 10.841.544, duly authorized for such purpose by written action of the sole manager of the company dated December 8, 2000;


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SHARE SYNDICATE II, L.L.C., a limited liability company organized under the laws
of  the  State  of  Delaware,   United   States,   represented   herein  by  its
President/Assistant Secretary Guillermo de la Rosa, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 5.538.705, duly authorized for such purpose by written action of the sole manager of the company dated December 8, 2000; SHARE SYNDICATE IX, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, United States, represented herein by its Vice President/Secretary, Ibrahim Garcia, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 10.841.544, duly authorized for such purpose by resolution of the sole manager of the company dated December 8, 2000; BERKSHIRE INTERNATIONAL, S.A., a corporation ("sociedad anonima") organized and existing under the laws of the Republic of Panama, represented herein by Luis Garcia Montoya, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 3.189.825, acting in his capacity as attorney-in-fact, duly authorized for such purpose as evidenced in the minutes of the meeting of the board of directors of the company on January 15, 2001; VALORES SAN NICOLAS, C.A., a trading company ("sociedad mercantil") domiciled in Caracas, duly organized pursuant to documentation filed with the Commercial
Registry  ("Registro  Mercantil  de la  Circunscripcion  Judicial  del  Distrito
Federal y Estado Miranda"), on April 25, 1986, filed under No. 2, Vol. 26-A-Pro., represented herein by its attorney-in-fact, Angel Alberto Cervini, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 945.768, duly authorized for such purpose by power of attorney authenticated January 19, 2001, before the Notary Public ("Notaria Publica Vigesima Quinta del Municipio Libertador del Distrito


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Capital"),  filed under No. 36, Vol. 4, of the Book of  Authentications  kept by said Notary Public; EDIFICIOS Y REMODELACIONES EL ENCUENTRO, C.A., a trading company ("sociedad mercantil") domiciled in Caracas, duly organized pursuant to documentation filed with the Commercial Registry ("Registro Mercantil de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on October 6, 1988, filed under No. 68, Vol. 5-A-Sgdo., represented herein by its President Mr. Henry Simon Chauran, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 4.898.663, authorized for such purpose as evidenced in the Organizational Document/Bylaws of the company, and in the Minutes of the Shareholders' Meeting held on January 15, 2001, registered with the Commercial Registry ("Registro Mercantil de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on January 17, 2001, filed under No. 5, Vol. 8-A-Sgdo.; DESARROLLOS 480, C.A., a trading company ("sociedad mercantil") domiciled in Caracas, duly organized pursuant to documentation filed with the Commercial Registry ("Registro Mercantil de la Circunscripcion Judicial del Distrito Federal y Estado Miranda") on December 15, 1976, under No. 101, Vol. 110-A-Pro., represented herein by its Director Angel Cervini, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 943.768, authorized for such purpose as evidenced in the Organizational Document/Bylaws of the company, and in the Minutes of the Shareholders' Meeting held on January 15, 2001, filed with the Commercial Registry ("Registro
Mercantil  de  la  Circunscripcion   Judicial  del  Distrito  Federal  y  Estado
Miranda"), on January 16, 2001, under No. 60, Vol. 6-A-Pro.; CONSULTORIA ESTUDIOS PROYECTOS, C.A. (CONEPRO), a trading company ("sociedad mercantil")
organized  pursuant  to  documentation   filed  with  the  Commercial   Registry



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("Registro  Mercantil  Segundo  de la  Circunscripcion  Judicial  del  Estado de
Carabobo"), on March 26, 1987, filed under No. 21, Vol. 12-A, represented herein by Jonathan Coles, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 4.769.803, authorized for such purpose by power of attorney granted January 15, 2001; INVERSIONES STUART, C.A., a trading company ("sociedad mercantil"), domiciled in Caracas and organized pursuant to documentation filed with the Commercial Registry ("Registro Mercantil de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on August 28, 1990, under No. 19, Vol. 248-A-Pro., represented herein by Jonathan Coles, a Venezuelan, of majority age, domiciled in Caracas, holder of Venezuelan identity card no. 4.769.803, authorized for such purpose by power of attorney granted January 15, 2001; LAVEDA FINANTIAL LTD, a trading company organized and existing under the laws of the British Virgin Islands, represented herein by Luis Garcia Montoya, a Venezuelan citizen, of majority age, resident of Caracas, holder of Venezuelan identity card no. 3.189.825, duly authorized for such purpose by power of attorney granted January 19, 2001; and VALORES EL JUNKO, C.A., a trading company ("sociedad mercantil") domiciled in Caracas, organized pursuant to documentation filed with the Commercial Registry ("Registro Mercantil de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on March 22, 1998, under No. 23, Vol. 80-A-Pro., represented herein by its Director Lilian Cervini de Poleo, a Venezuelan, of majority age, domiciled in Caracas, holder of Venezuelan identity card no. 2.837.560, duly authorized for such purpose
pursuant   to  the   organizational   document/bylaws   of  the   company   (the
"Shareholders" and the "ADR-Holders"), as evidenced by the documents annexed and incorporated into this document, marked C-1 to C-14, have entered into a contract which shall be


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governed  by  the  following  Clauses  (together  with  all  its  Exhibits,  the
"Contract"):

FIRST: OBJECTS
--------------

Subject to the terms and conditions contemplated by this Contract, Primor agrees to purchase, and the Shareholders and ADR-Holders agree to sell to them, as one unit one billion three hundred eighty four million four hundred forty seven thousand one hundred five (1,384,447,105) shares of MAVESA, S.A., a trading company ("sociedad mercantil"), originally registered with the Commercial Registry ("Registro de Comercio que llevaba el Juzgado de Primera Instancia en lo Mercantil del Distrito Federal"), on May 19, 1949, filed under No. 552, Vol. 2-B whose final version was filed with the Commercial Regsitry ("Registro Mercantil Primero de la Circunscripcion Judicial del Distrito Federal y Estado de Miranda"), on August 28, 2000, under No. 39, Vol. 148-A-Pro. ("Mavesa"), whose par value is ten Bolivares (Bs. 10) per share (the "Traded Shares") of which two hundred ninety six million six hundred seven thousand one hundred fifty nine (296,607,159) shares of Mavesa are represented by four million nine hundred forty three thousand four hundred fifty three (4,943,453) American Depositary Receipts issued by The Bank of New York (the "Traded ADRs", and together with the Traded Shares, the "Traded Securities"). Each ADR represents 60 shares of Mavesa. It is a basic covenant of this Contract that the acquisition of the Traded Securities be made in one unit, which is to say, the totality of said Traded Securities and, in no event, in lots or fractionally. It is also understood that the obligation to transfer the ownership of the Traded Securities and to pay the price shall only take effect in the event the Offers are


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successful and only upon the corresponding closings of the Offers, in the manner provided for in the Third Clause.

SECOND: PRICE
-------------

The price of the Traded Securities shall be US$0.1416887470 per Traded Share, and US$8.5013248220 per Traded ADR (the "Price"), causing the total price which shall correspond to the Shareholders and ADR-Holders to be one hundred ninety six million one hundred sixty thousand five hundred seventy five United States Dollars and sixty cents (US$196,160,575.60). The Price shall be paid exclusively in United States Dollars.Exhibit D to this Contract indicates the portion of the Price which shall correspond to each of the Shareholders and ADR-Holders.

THIRD: PROCEDURE FOR THE EXECUTION OF THE PURCHASE OF THE TRADED SECURITIES
---------------------------------------------------------------------------

The purchase of the Traded Securities as a unit by Primor constitutes assumption of "Majority Control" over Mavesa. Therefore, said purchase shall be made subject to the provisions of the Capital Markets Law ("Ley de Mercado de Capitales"), in the Rules on Public Offers of Acquisition, Transfer and Assumption of Control of Companies which make Public Offers of Shares and Other Rights Regarding the Same ("Normas Sobre Ofertas Publicas de Adquisicion, de Intercambio y Toma de Control de Sociedades que Hacen Oferta Publica de Acciones y Otros Derechos Sobre las Mismas"), published in the Official Gazette ("Gaceta Oficial") of the Republic of Venezuela No. 37.039, of September 19, 2000 (the "Rules of Public Offers to Purchase Shares"), in the regulations promulgated by the Stock Exchange Commission ("Comision Nacional de Valores") (the "CNV"), including the


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Rules Relating to the  Transparency of Capital  Markets,  promulgated by the CNV and published in the Official Gazette ("Gaceta Oficial") of the Republic of Venezuela No. 36.650, of February 26, 1999, and in other legal norms applicable in Venezuela, including the Income Tax Law ("Ley de Impuesto Sobre la Renta")
and  its  regulations   (the  legal  norms  applicable  in  Venezuela  shall  be
hereinafter referred to as "Venezuelan Law"). With respect to the ADRs, said purchase shall likewise conform to the regulations in effect in the United States ("American Law").
To comply with Venezuelan Law and American Law, the following procedure shall be followed:

    A) Primor and the Shareholders and ADR-Holders, through the Representative (as defined in the Fourteenth Clause) shall together disclose, immediately following the signature of this Contract, terms of this Contract in the manner necessary to ensure transparency and the protection of all the shareholders and holders of American Depositary Receipts (the "ADRs"), in accordance with Venezuelan Law and with American Law.

    B) Subject to the terms and conditions set forth in this Contract, Primor shall simultaneously initiate (i) a public takeover bid in Venezuela, directed at all of the shareholders of Mavesa (the "Venezuelan Offer"), and (ii) a public acquisition offer in the United States (the "American Offer" and, together with the Venezuelan Offer, the "Offers") directed at all of the holders of Mavesa ADRs.

    C) The object of the Offers shall be the acquisition of a quantity of shares and ADRs of Mavesa in circulation (free of pledges, assignments of security rights, liens or other encumbrances or rights which could affect



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            their  full  and  free  use  and  enjoyment)  which  shall  together represent at least sixty five percent (65%) of the capital stock of Mavesa in circulation (the "Minimum Condition"). However, Primor shall declare in the Offers that, upon receipt of valid acceptances by shareholders and holders of ADRs of Mavesa that permit Primor to acquire, in accordance with the aforesaid, a quantity of shares and ADRs of Mavesa greater than the aforementioned percentage, Primor shall purchase all of the shares and ADRs of Mavesa in circulation that are offered to it for the duration of the Offers. Therefore, there shall be no pro-ration in the Offers. D) The price proposed in the Offers shall be US$0.1416887470 per Share of Mavesa and US$8.5013248220 per ADR of Mavesa; that is, the same price to be paid to the Shareholders and ADR-Holders in accordance with the provisions of the Second Clause of this Contract.

    E) The Offers shall have an initial duration of twenty-one (21) trading days, counted from the commencement of the Offers.

    F) Exhibits E-1 and E-2 describe the principal terms and conditions of the Offers. It is understood that Primor may unilaterally raise the Price, extend the duration of the Offers, exercise the right to consider the Offers as thwarted or not, revoke the Minimum Condition or other conditions or elements established in favor of Primor, or terminate or revoke the Offers in accordance with the terms and conditions contemplated by the Offers. In the event the CNV or the U.S. Securities and Exchange Commission (the "SEC") requests the modification of the structure of the Offers, Primor and the Shareholders and ADR-Holders through their Representative, shall define, by mutual agreement and in good faith, the changes to the structure of the Offers.


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            Should they fail to come to agreement  regarding the same within ten
            (10) trading days following notification by the CNV or the SEC, Primor or the Shareholders and ADR-Holders shall be permitted to declare the contract as pleno jurie in the manner contemplated by the Eleventh Clause of this Contract.

    G) To maintain the parity of the Offers and the equal treatment of the shareholders and holders of ADRs of Mavesa, the terms and conditions of the Offers shall be substantially the same, and they shall only differ in the manner required by Venezuelan Law or American Law or market norms in Venezuela or the United States.

    H) Primor shall allow the Shareholders and ADR-Holders, through their Representatives, and their financial advisors, accountants and legal advisors to examine and provide comments on the reports and prospectuses, as well as all of the documentation which should be presented both to the CNV and to the SEC, with reasonable advance notice for transactions of this kind, with the understanding, however, that Primor shall be responsible for compliance with Venezuelan Law and American Law; and that Primor shall present their first draft of the Offer Reports to the Representative at least three (3) trading days prior to their presentation to the CNV and to the SEC. The Shareholders and the ADR-Holders shall allow Primor and their financial advisors, accountants and legal advisors to examine and provide comments on the declarations, reports and other documents that should be presented by them to the CNV or to the SEC with respect to this Contract and to the Offers with reasonable advance notice for transactions of this kind, with the understanding, however, that the Shareholders and the ADR-Holders shall be responsible for compliance with Venezuelan Law and


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                                                                              11
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            American Law. Primor and the Shareholders  and ADR-Holders,  through their Representative, shall agree upon the terms of any declaration or document related to the aforementioned and development of the negotiation.

    I) Subject to the terms and conditions set forth in this Contract, within five (5) trading days following the execution of this Contract, Primor shall present to the SEC a request for a "no action letter" in connection with the Offers. Absent any objections by the SEC, within ten (10) trading days following the written response of the SEC, Primor shall make application to the CNV for authorization to release the report on the Offers, as provided for by Article 6 of the Rules of Public Offers to Purchase Shares, a copy of such report to be immediately transmitted to the Representative. The Offers shall be commenced as quickly as possible, but in any event in a period not greater than five (5) trading days following the receipt of CNV authorization to release the Reports on the Offers and its Statements.

    J) Subject to the terms and conditions set forth in this Contract, as quickly as possible, but in any event within five (5) trading days following the commencement of the Offers, the Shareholders and ADR-Holders shall accept the Offers for all of the Traded Securities, complying with the procedure for acceptance contemplated by the Offers, and shall not withdraw said acceptances, except as provided under the Eleventh Clause of this Contract. The Shareholders and ADR-Holders whose Traded Securities are subject to the Encumbrances described in Exhibit F shall ensure that the creditor beneficiaries of said Encumbrances shall accept the Offers under the terms and conditions of the same.


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    K)      Upon  acquiring the shares and ADRs of Mavesa  (including the Traded
            Securities) in accordance with the Offers, settlement and payment of the price shall be made within the time periods required by Venezuelan Law and American Law, respectively.

    L) In the event of failure to pay the price corresponding to the Venezuelan Offer or the American Offer within five (5) trading days following the close of the respective Offer, Primor shall pay to all of the shareholders of Mavesa and to all of the holders of ADRs who have validly accepted the Offers whose price has not yet been paid, as one-time compensation for claims of any nature, as well as for damages, interest on late payments at the rate of 9% annually, counted from the sixth (6th) trading day following the close of the Venezuelan Offer or of the American Offer, until the date on which payment for the shares or for the ADRs is available to the shareholders or holders of ADRs. Payment of the compensation provided for in this Clause shall only be made in the event of an occurrence exclusively attributable to Primor. Delays due to actions or omissions caused by government authorities, the Caracas Stock Exchange ("Bolsa de Valores de Caracas"), the Venezuelan Securities Fund ("Caja Venezolana de Valores"), or the procedures for settlement set by the Caracas Stock Exchange or other agencies, among others, shall be considered occurrences not attributable to Primor.

    M) Primor shall designate a brokerage firm for the purpose of closing the Venezuelan Offer. The closing of the Venezuelan Offer shall be carried out by way of a special session of in the Caracas Stock Exchange ("Bolsa de Valores de Caracas") ("Closing Date"), as



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                                                                              13
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            provided for under  Venezuelan Law, and under the rules  promulgated by the Caracas Stock Exchange.

    N) The parties recognize that amounts of money equivalent to the withholding rate provided for under Venezuelan Law shall be retained from the price of the shares contemplated by the Venezuelan Offer, and that amounts of money equivalent to the withholding rate provided for under American Law shall be retained from the price of the ADRs, if applicable.

    O) Primor agrees to incur the expenses of the preparation and acceptance of the Offers and all other expenses shall be the responsibility of those who caused them, in accordance with the Rules of Public Offers to Purchase Shares and American Law, with the understanding that Primor shall not assume expenses corresponding to Mavesa or to the Shareholders and ADR-Holders, in accordance with the Rules of Public Offers to Purchase Shares and American Law. The professional fees of the financial and legal advisors of each party in this transaction and in the Offers shall be incurred by the party who hired them.

FOURTH: AFFIRMATIONS AND WARRANTIES OF THE SHAREHOLDERS and ADR-HOLDERS

    A) Affirmations and warranties, of the Shareholders and ADR-Holders, regarding the Traded Securities: The Shareholders and ADR-Holders jointly affirm and warrant the following as of the present date and the Closing Date:

    (i) They are the owners of the Traded Securities identified on Exhibit G beside the name of each Shareholder or ADR-Holder.


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    (ii)    The  Traded  Securities  constitute  thirty  eight  and  forty  nine hundredths percent (38.49%) of the capital stock of Mavesa in circulation and, together, represent all of the shares and ADRs of Mavesa owned, directly or indirectly, by the Shareholders and ADR-Holders of Mavesa.

    (iii) The Traded Securities have been validly issued, subscribed, acquired and paid in their entirety, and are presently in circulation and free of any Encumbrance, with the exception of those indicated on Exhibit F. Except for that which has been contemplated by this contract or the Organizational Document/Bylaws of Mavesa, which document the parties declare to know, the Traded Securities are not subject to voting agreements, syndication of securities, shareholder agreements, options, subscription rights, priority rights, acquisition rights, conversion rights or exchange nor to any other agreement that may obligate the Shareholders or ADR-Holders to transfer them or encumber them for any reason. (iv) Each Shareholder or ADR-Holder has the capacity, power and authority (including that of its spouse, if required, or of any government authority or third party) necessary to enter into this Contract, to fulfill the obligations set forth herein, and to sell the Traded Securities, under the terms contemplated herein. This Contract has been duly executed by each of the Shareholders and ADR-Holders, or by their duly authorized representatives. Consequently, this Contract is valid in its entirety, binding upon and executable by the parties; it does not violate the Organizational

                                                                              15
                                                                Free translation


            Document/Bylaws of Mavesa, any contract or other document or obligation of any of the parties; nor does it cause the expiration of the term of any contract or other document to which the Shareholders or ADR-Holders are parties; nor does it grant to a third party the right to terminate, declare as pleno jurie or rescind any contract or other instrument to which the Shareholders and ADR-Holders are parties; nor does it violate any judicial or administrative act or applicable norm.


    (v) Upon their acquisition by Primor, the Traded Securities shall allow the exercise of all the political and economic rights provided for in Venezuelan Law, in the Organizational Document/Bylaws of Mavesa and in the depositary agreement for the ADRs, subject to compliance with the Rules of Public Offers to Purchase Shares.

    B) Affirmations and Warranties, by the Shareholders and ADR-Holders, regarding Mavesa and its Subsidiaries: The Shareholders and ADR-Holders listed on Exhibit H jointly and severally affirm and warrant that, as of the present date:

    1. Subsidiaries. Exhibit I contains a list of the Subsidiaries of Mavesa, indicating the percentage of shares which Mavesa maintains in the capital of said Subsidiaries. The shares and other holdings belonging to Mavesa or its Subsidiaries on Exhibit I-1 are free of any Encumbrance, and are not subject to voting agreements, syndication of securities, shareholder agreements, options, subscription rights, priority rights, acquisition rights, conversion rights or exchange nor to any other agreement or right of third parties that may obligate Mavesa or its Subsidiaries to transfer them

                                                                              16
                                                                Free translation


         into any name or to encumber them, except as provided in its organizational documents/bylaws.

    2.   Capital Stock; Shares.

    (A) The capital stock of Mavesa consists of three billion six hundred ninety million (3,690,000,000) common, registered shares, all of the same class, with a par value of ten Bolivares (Bs. 10) per share. Three billion five hundred ninety seven million ninety nine thousand eight hundred thirty nine (3,597,099,839) shares are in circulation. The issuance of additional Mavesa shares has not been authorized.

    (B) Except for the Repurchase Plan approved at the Shareholders' Meeting of August 20, 2000 (the "Repurchase Plan") or the right to convert shares into ADRs or vice versa, there exists no option, security, contract, plan, agreement or right of any kind which obligates Mavesa or any of its Subsidiaries to (i) issue, transfer, acquire, redeem, convert, subscribe or exchange any shares or ADRs of Mavesa or of its Subsidiaries, (ii) issue convertible securities or securities exchangeable for shares or ADRs of Mavesa or of its Subsidiaries.

    3. Financial Statements. To the best of the knowledge of the Shareholders and ADR-Holders, the audited financial statements and the unaudited financial statements included in the reports presented to the CNV and to the SEC and those audited as of October 31, 2000 (including their notes and exhibits, the "Financial Statements") reasonably reflect the ownership structure, financial situation, operational results, as well as changes in the financial

                                                                              17
                                                                Free translation


         situation of Mavesa and its consolidated Subsidiaries as of the date of the same and during the periods indicated (subject, in the case of unaudited financial statements, to normal adjustments at the close of the fiscal year), and have been prepared (i) in accordance with the accounting norms and principles generally accepted in Venezuela and the United States, applied in a manner consistent with prior periods (except as indicated in the respective notes to the Financial Statements), and in accordance with the applicable regulation (the "GAAP"), and (ii) based on the books and records of Mavesa and its Subsidiaries.

    4. Property and Assets; Encumbrances. Mavesa and each of its Subsidiaries are owners or have the right to utilize and continue to utilize all of the significant assets important to the continuance of business under current conditions, free of Encumbrances, except as indicated on Exhibit J.

    5.   Industrial Property Rights

    (A) Exhibit K contains a list of registrations and applications for registrations of trademarks, slogans, commercial names, labels, logos and any other industrial property right subject to registration, royalties, whether registered or not (the "Industrial Property Rights") belonging or licensed to Mavesa and to its Subsidiaries, and free of any Encumbrance.

    (B) To the best of the knowledge of the Shareholders and ADR-Holders, Mavesa and its Subsidiaries are not infringing upon Industrial Property Rights of third parties, and have not received written complaints or notifications of

                                                                              18
                                                                Free translation


         noncompliance with the Industrial Property Rights of third parties.

    6. Contracts

    (A) Exhibit L contains a list of the following categories of contracts in force entered into by Mavesa or its Subsidiaries (the "Important Contracts"):

            (1) all and each of the contracts of any nature that cause the receipt by Mavesa or its Subsidiaries, or the payment by Mavesa or its Subsidiaries, of a sum of money or other consideration in excess of one million United States Dollars (US$1,000,000), or its equivalent in other currencies, in a period of twelve
                 (12) months, or which contemplate an obligation, liability, debt or contingency in the name of Mavesa or any of its Subsidiaries in excess of one million United States Dollars (US$1,000,000), or its equivalent in other currencies, in a period of twelve (12) months;

            (2) contracts of any nature contemplating termination, payment, indemnification, compensation or the right to request their termination in the event of a change in control of Mavesa or its Subsidiaries;

            (3) licensing contracts for use of trademarks or coexistence of trademarks; and

            (4)  contracts with Related Parties.

    (B)     Exhibit L does not omit any Important Contract.

    (C) To the best of the knowledge of the Shareholders and ADR-Holders, Mavesa and its Subsidiaries have fulfilled all their relevant obligations arising from the Important Contracts, and the other parties to the Important Contracts have fulfilled all the relevant

                                                                              19
                                                                Free translation

            obligations   arising  from  the  same.   Neither   Mavesa  nor  its
            Subsidiaries have been notified of any noncompliance with any Important Contract.

    7. Absence of Debts Not Reflected on the Financial Statements or Material Variations. Except (i) as indicated on the Audited Financial Statements of October 31, 2000, (ii) for debts or obligations arising in the ordinary course of business in a manner consistent with past practices, or (iii) as indicated on Exhibit M, (a) neither Mavesa nor its Subsidiaries have debts or obligations of any nature which must be reflected on a balance sheet of Mavesa or its Subsidiaries in accordance with GAAP, whether of a certain or contingent nature, matured or not matured which materially and adversely affect the audited financial statements, (b) the business of Mavesa and its Subsidiaries has been conducted in the ordinary manner consistent with past practices, and (c) none of the facts described in the Sixth Clause of this Contract has occurred.

    8. Litigation. Exhibit N contains a list of all the administrative, judicial or arbitration proceedings of any nature and of jurisdictional or arbitration decisions in the process of execution or administrative decisions of an executory or executed nature of which Mavesa or its Subsidiaries have been notified or which are known to the Shareholders and ADR-Holders and which involve Mavesa or any of its Subsidiaries for amounts greater than one million United

         20 Free translation States Dollars (US$1,000,000), or its equivalent in other currencies, or call into question the validity of Important Contracts.

    9. Compliance with Regulations. Mavesa and its Subsidiaries and, where applicable, the Shareholders and ADR-Holders, comply with all of the laws, regulations and other norms of the capital and securities markets in effect in Venezuela and in the United States. To the best of the knowledge of the Shareholders and ADR-Holders, Mavesa and its Subsidiaries comply with all other laws, regulations, resolutions and other norms, administrative acts and applicable judgments, whether national, state, municipal or foreign. There are no communications or notifications issued by government authorities sent to Mavesa or its Subsidiaries which indicate non-compliance or facts which could constitute non-compliance with regulations.

    10. Financial Information and Projected Cash Flow Statement. The financial information as of December 31, 2000 prepared in accordance with GAAP and the projected cash flow statement for March 31, 2001 contained in Exhibit N-1 to this Contract reasonably reflect the financial situation of Mavesa and its Subsidiaries as of said date and changes in the financial situation of Mavesa and its Subsidiaries for the projected period, were prepared by Mavesa in good faith, based on the books and records of Mavesa and its Subsidiaries and taking into account all of the information known to Mavesa and its Subsidiaries as of the present date, and incorporate the best estimate of income, common and extraordinary, as well as disbursements of any nature (costs, expenses,

                                                                              21
                                                                Free translation


         investments,   including  those  relating  to  this  Contract  and  the
         transactions contemplated herein, etc.).

For the purposes of this Contract, the following terms shall have the meaning indicated below:

"Encumbrance": means mortgages, pledges and other real rights, assignments of security rights, sales with rights of redemption, sales with retention of control, conditional sales, securitiziations, retention rights, trusts, prohibitions on transfer or encumbrance, seizure or other judicial measures, whether executory or executed, rights or claims of third parties which could affect the full and free use and enjoyment of an asset, purchase options or other encumbrances, excluding easements.

"Related Parties": are (i) the Shareholders and ADR-Holders; (ii) persons who are directors or officers of Mavesa or any Subsidiary of Mavesa; (iii) shareholders or holders of ADRs of Mavesa which represent more than 5% of the capital of Mavesa (apart from the Shareholders and ADR-Holders); (iv) any person who directly or indirectly controls, or is controlled by, or is under the common control of, any of the persons indicated in the previous numerals; or (v) the spouses or any relative of the persons indicated in the previous numerals up until the second degree of kinship and the fourth degree of consanguinity.

"Subsidiaries" of Mavesa means corporate entities whose capital stock or patrimony is held directly or indirectly by Mavesa, in excess of fifty (50%), or corporate entities in which Mavesa has the right to elect the majority of the members of the Board of Directors or of a similar body.

                                                                              22
                                                                Free translation


FIFTH: AFFIRMATIONS AND WARRANTIES OF PRIMOR

Primor affirms and warrants the following, as of the present date:

    (i) Except for the authorizations of the CNV and of the SEC contemplated in this Contract, Primor has the capacity, power and authority (including that granted by any government authority or third party) necessary to enter into this Contract, to comply with the obligations set forth herein and to purchase the Traded Securities, under the terms herein contemplated. This Contract has been duly executed by the authorized representative of Primor. Consequently, the contract is valid in its entirety, binding upon and executable between the parties; it does not violate any contract or other document or obligation of any of the parties; nor does it cause the expiry of the term of any contract or other document to which Primor is a party, nor does it grant to a third party the right to terminate, declare as pleno jurie, or rescind any contract or other instrument to which Primor is a party nor does it violate any applicable judicial act, regulation or norm.

    (ii) Primor enjoys the financial capacity and borrowing power necessary to fulfill the obligations assumed by this Contract and those assumed by virtue of the Offers.

    (iii) Primor is part of the industrial conglomerate Empresas Polar and shall continue to belong to said group until twelve (12) months following the Closing Date of the Offers.

    (iv) Primor is a company duly organized and existing, not experiencing grounds for dissolution or liquidation, and has

                                                                              23
                                                                Free translation


            the authority to enter into this Contract and execute the Offers.

    (v) Primor is solvent in the payment of its obligations and is not currently subjected to any bankruptcy proceedings, nor is it party to any litigation whose adverse outcome could materially affect its ability to comply with the obligations arising from this Contract and from the Offers.

SIXTH: OBLIGATIONS ASSUMED BY THE SHAREHOLDERS and ADR-HOLDERS

The Shareholders and ADR-Holders indicated in Exhibit H assure that, from the present date until the date on which the selection of new Directors of Mavesa appointed by Primor in the Shareholders' Meeting of Mavesa (the "Assumption Date"), Mavesa and its Subsidiaries:

    A) shall conduct their operations in the ordinary course of business in a manner consistent with its past practices over the last twelve
            (12) months, except as contemplated in Exhibit O;

    B) shall not experience grounds for dissolution of Mavesa or its Subsidiaries provided for in the applicable norms, nor shall they be liquidated, merged, or split-up;

    C) shall not transfer all or part of its significant fixed assets for the normal development of business or Industrial Property Rights; nor shall they constitute any type of Encumbrance over all or part of their significant fixed assets for the normal development of business or Industrial Property Rights, except as contemplated in Exhibit P;

                                                                              24
                                                                Free translation


    D) shall not unjustly dismiss or hire employees (however, they shall respect labor agreements assumed prior to the signing of this Contract); nor shall they enter into important contracts with current employees, nor shall they increase the remuneration or benefits of a labor nature (except those contemplated in the collective conventions in force or by law); and shall not affect in a significant and adverse manner the relations they currently maintain with suppliers, contractors and customers.

    E) shall not authorize dividends or distributions to their shareholders, except for (i) dividends required by Article 115 of the Capital Markets Law ("Ley de Mercado de Capitales"); (ii) dividends wholly or partially payable to Mavesa by Subsidiaries wholly owned by Mavesa; and shall not modify its quarterly dividend payment policy; nor call Special Meetings of the Shareholders distinct from those provided for in this document.

    F) shall not amortize or acquire their respective shares or ADRs (including without limitation, acquisition of shares or ADRs in accordance with the Repurchase Plan); nor sell nor distribute shares or ADRs of Mavesa owned by Mavesa or its Subsidiaries;

    G) shall not issue shares, ADRs or securities which may be exchanged for or convertible into stock or ADRs, or securities which can transfer the right to vote in Mavesa or its Subsidiaries, and shall not grant options which confer the right to subscribe, acquire or exchange shares or ADRs of Mavesa;

    H) shall timely comply with their obligations arising by law, regulations, resolutions and other applicable Venezuelan and American regulations relating to taxation and capital or securities markets, and in particular shall timely furnish reports, information or documentation required by Venezuelan and North American regulation of securities, and shall release

                                                                              25
                                                                Free translation

            information required by said norms; and said documentation shall comply with Venezuelan Law and American Law; and in particular shall timely furnish Form 14D-9 and comments on the Offers in accordance with applicable regulation, and the information included therein shall comply with Venezuelan Law and American Law;

    I) shall maintain in-place current insurance policies at the level of current coverage;

    J) shall not modify, nor leave as terminated, nor fail to comply or assign Important Contracts or Industrial Property Rights; shall not enter into other contracts which qualify as Important Contracts; nor shall they renounce rights, settle, waive rights, come to an agreement in lawsuits, or request a decision in equity in relation to any of their rights under any of the Important Contracts and Industrial Property Rights; nor shall they rent their assets;

    K) shall not incur or assume debts totaling in excess of two million United States Dollars (US$2,000,000), or its equivalent in other currencies; nor shall they guaranty obligations of third parties distinct from their Subsidiaries; nor shall they grant loans or advances; nor shall they make investments, except as provided in Exhibit Q, or by investments in the ordinary course of business;

    L) shall not modify any of its accounting methods or practices, except as required by law, norms or by GAAP; and

    M) shall not adopt any decision which renders inaccurate any of the affirmations or warranties of the Shareholders and ADR-Holders contained in paragraph B of the Fourth Clause.

                                                                              26
                                                                Free translation


SEVENTH: OTHER OBLIGATIONS OF THE SHAREHOLDERS and ADR-HOLDERS

In addition to the obligations assumed in the other Clauses of this Contract, the Shareholders and ADR-Holders assume the following obligations:

    A) The Shareholders and ADR-Holders, upon accepting the Offers, shall waive, only for the purposes of the Offers, their corresponding priority rights in accordance with the Sixth Clause of the Organizational Document/Bylaws of Mavesa.

    B) Except as permitted by this Contract, the Shareholders and ADR-Holders shall not, either directly or indirectly, request or initiate any proposal, offer or requirement of information on behalf of third parties, shall not supply any information to any third party, and shall not participate in discussions or negotiation with third parties directed toward the celebration of executory and/or executed contracts which cause (i) transfer of any securities issued by Mavesa (including shares and ADRs) or by its Subsidiaries which the Shareholders and ADR-Holders hold directly or indirectly in Mavesa or in its Subsidiaries, (ii) the approval of mergers, split-ups, consolidations, combinations, restructurings, recapitalizations or other transactions relating to Mavesa or any of its Subsidiaries or any entity which directly or indirectly owns securities of Mavesa or its Subsidiaries (each of the transactions indicated in numerals (i) and (ii) hereinafter a "Transaction).

    C)      The   Shareholders   and   ADR-Holders   shall  suspend  during  the
            effectiveness   of  this  Contract  any  discussion  or  negotiation
            regarding a Transaction that could be carried out by the Shareholders or ADR-Holders or their representatives.

                                                                              27
                                                                Free translation


    D) Each of the Shareholders and ADR-Holders shall immediately notify the Offeror in writing of any offer or request, whether oral or written, made by a natural or legal person in relation to a Transaction presented to said Shareholder and ADR-Holder, describing the identity of the person who makes the offer or request for information, except as prohibited by confidentiality agreements entered into prior to December 15, 2000.

    E) The Shareholders and ADR-Holders shall cause the convocation of a Special Meeting of the Shareholders of Mavesa to be held, at the latest, within six (6) trading days following the payment date of the Offers, for the purpose of considering the election of new Directors and deputies of Mavesa.

    F) The Shareholders and ADR-Holders shall comply with Venezuelan and American laws and regulations of securities and capital markets applicable to them.

    G) The Shareholders and ADR-Holders shall not vote in favor of modifications of the organizational document/Bylaws of Mavesa or for the decree of dividends except for the amounts required by Article 115 of the Law of Capital Markets, and shall neither propose nor vote in favor of modification of its quarterly dividend payment policy; nor shall they request the convocation of special meetings of the shareholders, except as provided under this Contract.

EIGHTH: OBLIGATIONS ASSUMED BY PRIMOR

In addition to the obligations assumed in the other Clauses of this contract, Primor agrees to:

    A) Refrain from exercising the right to limit the number of Shares or ADRs contemplated by the Offers provided for in Art. 16 of the Rules

                                                                              28
                                                                Free translation


            of Public Offers to Purchase Shares and in American Law, without the written consent of all of the Shareholders and ADR-Holders.

    B) Refrain from exercising the right of withdrawal provided for in Paragraph 1 of Article 16 of the Rules of Public Offers to Purchase Shares, without the written consent of all the Shareholders and ADR-Holders, remaining in force the right of Primor to declare this Contract as pleno jurie in accordance with the provisions of this Contract.

NINTH: INDEMNIFICATION

    (A)     Indemnification by the Shareholders and ADR-Holders.

    (a) The Shareholders and ADR-Holders (and, with respect to paragraph B of the Fourth Clause and the Sixth Clause, only the Shareholders and ADR-Holders identified on Exhibit H) shall indemnify, defend and maintain indemnified Primor (and, beginning with the Assumption Date, Mavesa and its Subsidiaries), and their respective assigns, directors, officers, advisors and shareholders (together, the "Indemnitees") against any Damages (defined below) caused to Indemnitees as a direct consequence of:

    (i) falsity or inaccuracy of any of the declarations of the Shareholders and ADR-Holders contained in the Fourth Clause of this Contract;

    (ii) failure to fulfill any obligation, contemplated by this Contract, with which the Shareholders or ADR-Holders are charged; and

    (iii) any claim declared with merit by final judgment or binding arbitration ruling, brought on the part of third parties with whom any Shareholder, ADR-Holder or Mavesa has entered into executed or executory contracts or to whom any Shareholder, ADR-Holder or Mavesa has made affirmations or warranties in any of these cases relating

                                                                              29
                                                                Free translation

            to the process of sale of any assets, securities or holdings in Mavesa or its Subsidiaries.

For the purposes of this Contract, "Damages" shall be understood as any damages which are indemnifiable in accordance with Venezuelan legislation, including, without limitation, consequential damages, lost profits, interest, penalties, fines, taxes, costs and expenses (including reasonable fees and expenses of attorneys and experts, and other expenses incurred in connection with the defense relating to said Damages, provided that the claim was declared in order by final judgment or binding arbitration ruling).

         (b) In the event that the Shareholders and ADR-Holders must indemnify any of the Indemnitees under this Contract, the Shareholders and ADR-Holders shall not have any right to request the indemnification of Mavesa or its Subsidiaries, and consequently, the Shareholders and ADR-Holders waive right to bring any counter-claim against said persons.

(B) Indemnification by Primor

         Primor shall indemnify, defend and maintain indemnified the Shareholders and ADR-Holders (and, until the Assumption Date, Mavesa) and their respective assigns, directors, officers, advisors and shareholders (together, the "Indemnitees") against any Damages caused to the Indemnitees as a direct result of:

    (i) falsity or inaccuracy of any of the declarations by Primor contained in the Fifth Clause of this Contract;

    (ii) failure to fulfill any obligation, contemplated by this Contract, with which Primor is charged; and

    (iii) any claim declared as with merit by final judgment or binding arbitration ruling, brought by third parties with whom Primor has entered into executed or executory contracts or to whom Primor has

                                                                              30
                                                                Free translation


            made affirmations or warranties in any of these cases in relation to the process of selling any assets, securities or holdings in Mavesa and its Subsidiaries.

(C) Procedure for Indemnification

         (a) As soon as an Indemnitee is notified of a claim or the beginning of a judicial, arbitration or administrative proceeding (an "Action") with respect to which indemnification or reimbursement can be requested against any
Shareholder or ADR-Holder or against Primor, depending on the case, in accordance with this Contract ("Indemnitor"), said Indemnitee shall notify the Representative or Primor, depending on the case, in writing regarding the Action, with the understanding that the failure to provide said notification shall not relieve the Indemnitor of their obligation of indemnification, except in the event that the absence of said notification causes a loss or limits the rights of the defense by the Indemnitor. Likewise, as soon as an Indemnitee becomes aware of a fact or omission with respect to which indemnification or reimbursement could be requested in accordance with this Contract, it shall notify the Indemnitor, independent of any claim brought by a third party.

         (b) The responsibility of defending the Action shall belong to the Indemnitor, who shall designate the attorneys to handle the Action, some of whom should be those indicated in Exhibit R or other attorneys acceptable to the parties, the Indemnitee being allowed to assist with the defense by using its own attorneys. In the event that the Action is dismissed by order, arbitration ruling or administrative act which is final, not subject to anyappeal, or while the resolution of the Action is pending, the parties shall incur the costs of the proceedings and attorneys fees in equal parts.


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                                                                Free translation

         (c) The Indemnitee  shall not perform any of the acts  contemplated  in
Article 154 of the Code of Civil Procedure ("Codigo de Procedimento Civil") in relation to any Action without the prior consent of the Representative or of Primor, depending on the case, which shall not be unreasonably withheld.

         (d) The party which disputes the source of the indemnification shall notify the other party specifying in detail the basis of said dispute, at the latest within the ten (10) trading days following the receipt of the request for indemnification. If the dispute cannot be resolved amicably in accordance with the provisions of said Thirteenth Clause, any party shall be able to request arbitration in accordance with the provisions of the Thirteenth Clause. If there are no disputes over the right of indemnification with respect to a request for indemnification within the aforementioned period of ten (10) trading days, the Indemnitee shall have the right to receive indemnification within the five (5) trading days following the end of the aforementioned period of ten (10) trading days, or within the five (5) trading days following an amicable resolution, if this were later.

(D) The right of the Indemnitee to receive indemnification in accordance with this Clause shall not be in any way affected by any investigation or audit made by any of the Indemnitees in the course of the negotiation of this Contract.

(E) Limitations on the right to indemnification
Subject to the provisions set forth in the final sub-paragraph of this paragraph E, the obligation of the Shareholders and ADR-Holders and of Primor, depending on the case, to indemnify Indemnitees in accordance with the provisions in this Clause is subject to the following limitations:

                                                                              32
                                                                Free translation


    (i) The obligation of indemnification of the Shareholders and ADR-Holders in the event of falsity or inaccuracy of the affirmations and warranties contemplated in paragraph (A) of the Fourth Clause (Affirmations and Warranties, of the Shareholders and ADR-Holders, regarding the Traded Securities) shall be joint, and only remain in force for three (3) years form the Closing Date;

    (ii) The obligation of indemnification of the Shareholders and ADR-Holders indicated in Exhibit H in the event of falsity or inaccuracy of the affirmations and warranties contemplated in paragraph (B) of the Fourth Clause (Affirmations and Warranties, of the Shareholders and ADR-Holders, regarding Mavesa and its Subsidiaries) shall be joint and several, and only remain in force for twelve (12) months from the Closing Date, and the Shareholders and ADR-Holders shall be solely responsible for Damages caused to Indemnitees up to a maximum amount of ten million United States Dollars (US$10,000,000).

    (iii) The obligation of indemnification of the Shareholders and ADR-Holders in the event of violation of the obligations of the Shareholders and ADR-Holders contemplated by this Contract shall be joint and several, and only remain in effect for twelve (12) months counted from the Closing Date.

    (iv) The obligation of indemnification of Primor in the event of falsity or inaccuracy of the affirmations and warranties contemplated by the Fifth Clause shall remain in effect for twelve (12) months counted from the Closing Date; and Primor shall be solely liable for Damages caused to Indemnitees up to a maximum amount of ten million United States Dollars (US$10,000,000);

                                                                              33
                                                                Free translation


    (v) The obligation of indemnification of Primor in the event of violation of the obligations of Primor contemplated by this Contract shall remain in effect for twelve (12) months from the Closing Date.

The time periods of effectiveness set forth in the preceding paragraphs shall be extended until a final decision is reached regarding the claim, but only with respect to (i) judicial or extrajudicial claims, lawsuits, or administrative proceedings initiated prior to the expiration of the time periods set forth in the paragraphs of this section, or (ii) to facts or omissions of which the Indemnitee notifies the Indemnitor within the aforementioned effective time periods, provided that the lawsuit or proceeding is initiated within the three
(3) months following the expiration of said time periods (and in the latter case deals with obligations of indemnification distinct from those provided for in paragraph (A) of the Fourth Clause).

(F) For the purpose of guaranteeing payment to the Indemnitees of indemnification for Damages to which they are entitled due to falsity or inaccuracy of affirmations and warranties provided in paragraph (B) of the Fourth Clause, Brown Brothers, Harriman & Co. ("BBH") has opened for the account of the Shareholders and ADR-Holders identified on Exhibit H, an irrevocable letter of credit up to the amount of ten million United States Dollars (U.S.$10,000,000) whose beneficiary is Primor Inversiones. Said letter of credit, whose text is included herein as Exhibit S (the "Letter of Credit"), functions within the following parameters: (i) it shall mature on September 30, 2002, except for cases of early termination or extension provided for below; and
(ii) the payment of the sum or sums corresponding to the eventual indemnification(s) shall be made by BBH as soon as the order to

                                                                              34
                                                                Free translation

do so is received from Banco Venezolano de Credito C.A., S.A.C.A. ("BVC"), with the following terms:

(a) In the event that Primor sends to the Representative and to BVC notification provided for in paragraph (C)(a) of this clause, whose text is annexed hereto marked T-1, and the Representative does not send the notification of disagreement provided for in paragraph (C)(d) of this clause in the form of exhibit T-2, BVC shall instruct BBH on the twelfth (12th) trading day following the T-1 notification to proceed to pay the respective sum charging the Letter of Credit.

(b) If Primor and the Representative agree to pay compensation for damages for the reasons provided in paragraph B) of the Fourth Clause, Primor and the Representative shall jointly notify BVC, using the form annexed as T-3, so that BVC, within the two (2) subsequent trading days, instructs BBH to proceed to pay the respective sum charging the Letter of Credit.

(c) In the event that the payment of compensation for Damages for the reasons provided for in paragraph B) of the Fourth Clause is ordered by arbitrators in accordance with the Thirteenth Clause, Primor is authorized to unilaterally instruct BVC, using the form annexed as T-4, so that, within the two (2) subsequent trading days, BVC requests of BBH that BBH proceed to pay the respective sum charging the Letter of Credit.

(d) Finally, in the event that the arbitration ruling declares that Primor has the right to indemnification in accordance with this Contract but it is required that a final decision declares the Action with merit, Primor is authorized, provided a final judgment has been issued, declaring the Action with merit, to unilaterally instruct BVC, using the form annexed as T-5 so that, within the

                                                                              35
                                                                Free translation


two (2) subsequent trading days, BVC requests of BBH that BBH to proceed with the payment of the respective sum charging the Letter of Credit, attaching for that purpose a certified copy of the final decision.

Although the Letter of Credit has been issued with a maturity of September 30, 2002,

    (i) Primor is obligated to send instructions as quickly as possible to BVC and BBH to effect the immediate cancellation of the Letter of Credit, when for any reason this Contract is terminated or declared pleno jurie for any reason contemplated herein or by law.

    (ii) In the event that on August 31, 2002, requests for indemnification made within the time periods and under the terms specified in paragraph (E) of this Clause are unresolved, the Shareholders and ADR-Holders indicated on Exhibit H shall renew the Letter of Credit until September 30, 2003 under the same conditions as that which is currently in effect but limited to a sum equal to the amount of the unresolved claims plus 10% of said amount. If said Shareholders and ADR-Holders do not proceed to effect such renewal prior to September 20, 2002, Primor is authorized to unilaterally instruct BVC so that, within the two (2) subsequent trading days, BVC requests of BBH that BBH proceed to pay a sum equal to the amount of the unresolved claims, plus ten percent (10%) of said amount. In this latter case, Primor assumes the obligation of restitution of all or part of the funds received in the event that the unresolved claims were declared totally or partially without merit, plus ten percent (10%) of the amounts that should be returned. The same procedure shall be followed each year if on August 30 of the year in question there exist

                                                                              36
                                                                Free translation


            unresolved claims (reducing said amounts by the claims that have been resolved).

The parties make it known that the measures dispatched to BVC for the aforesaid purposes has been separately agreed upon.

It is agreed that the Shareholders and ADR-Holders indicated on Exhibit H shall be allowed to, from this date forward, substitute the Letter of Credit with a surety or insurance policy issued by an insurance company or other financial institution which is recognized, solvent, and previously approved by Primor, which approval shall not be unduly delayed or denied.

TENTH: EFFECTIVENESS; CONDITIONS CAUSING SUSPENSION

This Contract shall take effect at the moment of its signing, except as respects the obligation of Primor to initiate the Offers, which is subject to the condition that the CNV authorize the release of the reports on the Offers and their Statements, in accordance with Article 9 of the Rules of Public Offers to Purchase Shares, and that the SEC grants the request for a "no action letter" necessary to initiate the Offers.

ELEVENTH: DECLARATION OF CONTRACT AS PLENO JURIE

This Contract shall be declared as pleno jurie, at any time prior to the expiration date of the Offers (or the first expiration date with respect to both Offers), in the following cases:

    A) By Primor or by the Shareholders and ADR-Holders, (i) if the Offers expire without the shares or ADRs of Mavesa being acquired in accordance with the terms and conditions of the Offers, or if the close of the Offers is not brought about by June 30, 2001; or (ii) if the CNV

                                                                              37
                                                                Free translation


            or the SEC do not grant the respective authorizations and dispensations to initiate the Offers before February 28, 2001; in the case of subparagraphs (i) or (ii), provided that such occurrences are not due to reasons not attributable to the party requesting the resolution; or (iii) if any regulation takes effect which prohibits the execution of the transactions contemplated by this Contract (including without limitation the Offers) under the terms provided herein; (iv) if a currency exchange control regime or differential currency exchange system is established; or (v) if a judgment is handed down which permanently impedes, prohibits or restricts the consummation of the Offers under the terms contemplated herein.

    B) By Primor or by the Shareholders and ADR-Holders, if (i) the other party has violated any of its obligations contemplated in this Contract, or (ii) if the affirmations or warranties of the other party are not true or are not accurate, except in the case where it is possible to correct the non-compliance within five (5) trading days following the notification prepared by the other party.

    C) By any Shareholder or ADR-Holder, in the event that a competing cash offer should be made to purchase all of the shares and ADRs of Mavesa which its shareholders and holders of ADRs wish to sell, independent of the minimum condition, which provides greater value added, from an economic-financial point of view, and terms and conditions better than those contemplated by the Offers, for all the shareholders and holders of ADRs.

    D) By Primor or by the Shareholders and ADR-Holders, in the event that the Agency for Protection and Promotion of Free Competition ("Superintendencia para la Promocion y Proteccion de la Libre

                                                                              38
                                                                Free translation


            Competencia") or other competent agency, by way of administrative acts, opposes or subjects the transaction to certain conditions which require the alteration of the essential terms of this Contract, of the Offers or of any contract related to the Offers, or in a form adverse to the party requesting it, provided that said administrative act remains in effect for more than five (5) trading days.

    E) By Primor, when a competing offer is presented, or in the event of exceptional circumstances beyond the control of Primor, prior agreement with the CNV, or the Board of Directors of Mavesa withdrawals or modifies its recommendation regarding the Offers.

In the event of a declaration as pleno jurie at the request of one of the Shareholders or ADR-Holders, it shall be understood that the Contract shall be declared as pleno jurie only with respect to said Shareholder or ADR-Holder, and remain in full force and effect with respect to the other Shareholders and ADR-Holders, except in the case that the declaration is requested by Shareholders and ADR-Holders who represent more than twenty six percent (26%) of the Traded Securities, in which case the declaration shall have effect upon all of the shareholders The declaration of the Contract as pleno jurie in accordance with this Clause shall take effect by way of written notification to the other party specifying the reasons for said termination. At the same time, the declaration of the Contract as pleno jurie under this Clause shall not cause liability for any of the parties, except arising from failure to comply with this Contract. In the event that the party that does not request the declaration as pleno jurie believes that the declaration should not proceed, said party shall notify the other within the five (5) trading days following receipt of the notification of the declaration and proceed in accordance with the provisions of

                                                                              39
                                                                Free translation

the Thirteenth Clause. In any event, the arbitration ruling shall have mere declaratory effect. The Contract shall be able to be terminated at any time by written agreement between Primor and the Shareholders and ADR-Holders.

TWELFTH: NOTIFICATIONS

For the purposes of this contract, all notification relating to this contract shall be understood to be valid if made by way of the delivery of the respective written communications to the following addresses:

         Primor:

         Cuarta Transversal de los Cortijos De Lourdes
         Centro Empresarial Polar, Piso 1
         Los Cortijos de Lourdes
         Caracas
         Atencion: Guillermo Bolinaga, Direccion de Assuntos Legales
         Tel. 202-3414
         Fax. 202-3364

         The Shareholders and ADR-Holders:
         Escritorio Viso Rodriguez Cottin Medina Garcia & Asociados Avenida Francisco Solano Lopez, cruce con calle Pascual Navarro Torre Banvenez, Piso 14
         Sabana Grande
         Caracas
         Atencion.: Luis Garcia Montoya y Alberto Tovar Phelps

                                                                              40
                                                                Free translation


Any party can modify their notification address by way of written communication to the other party. However, as long as such notification has not been made, the addresses for notification shall remain the same.

THIRTEENTH: ARBITRATION

The parties shall attempt to resolve any dispute relating to this Contract in good faith and promptly. Should any differences or dispute arise relating to this Contract, its interpretation, validity, effectiveness or execution, a period of seven (7) consecutive days shall be allowed for the purpose of allowing the parties to attempt to arrive at an amicable resolution. Said period can be extended by agreement between the parties.

Upon expiration of the aforementioned time period or upon a failure to agree to an extension of said period, the parties agree that any dispute that may arise in relation to this contract, its interpretation, its validity, its effectiveness, its execution and everything relating to the base of the dispute, shall be definitively resolved by way of independent legal arbitration, exclusively applying the laws of the Republic of Venezuela, held in the city of Caracas, conducted in Spanish, in accordance with the Law of Commercial Arbitration ("Ley de Arbitraje Comercial"), and in accordance with the following rules:

    (i) The arbitration shall be conducted by three (3) neutral arbitrators chosen in the following manner: each party shall appoint an arbitrator and the arbitrators chosen by each of the parties shall in turn designate a third arbitrator, who shall be President of the Arbitration Tribunal. The appointment of the members of the
            Arbitration  Tribunal  shall  not  exceed  a  maximum  of  ten  (10)

                                                                              41
                                                                Free translation


            consecutive days from the date of the request for arbitration, on which date the Arbitration Tribunal shall be constituted. In the event that the arbitrators chosen by the parties, cannot reach agreement regarding the election of the third arbitrator, then in the afternoon of the business day following the expiration of the aforesaid ten (10) consecutive days, each party shall place three ballots into a bag for drawing, each ballot containing the name of a proposed arbitrator. Once all of the ballots have been placed in the bag, one ballot shall be drawn which shall indicate the name of the third arbitrator. The person drawing the ballots shall be chosen by chance.

    (ii) In any event, the arbitrators shall have the following qualifications: (a) have command of the Spanish and English languages; (b) be neutral and have no conflicts of interest; (c) be an attorney with exposure to the laws and commercial customs of Venezuelan and the United States; (d) have prior experience in the area of commercial arbitration.

    (iii) The citation for contesting the petition for arbitration and other notifications during the process, shall be made in the form and to the notification address of the party(ies) cited in accordance with the provisions of the Eleventh Clause of this contract.

    (iv) The substantiation of the arbitration proceeding shall begin the business day following the constitution of the Arbitration Tribunal.

    (v) The parties shall be allowed thirty (30) consecutive days, counted from the date on which the substantiation of the arbitration proceeding begins, to present their evidence and allegations.

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                                                                Free translation

            Said period shall not be extended except by written consent of the parties and prior written consent, duly reasoned, of the members of the Arbitration Tribunal.

    (vi) The arbitrators shall be allowed thirty (30) consecutive days, counted from the completion of the period for the presentation of evidence and allegations of the parties, to issue the arbitration ruling. Said period shall not be extended except by written consent of the parties and prior writings, duly reasoned by the members of the Arbitration Tribunal.

    (vii) The arbitration ruling shall be evidenced in writing and shall indicate the findings of fact upon which it is based, and the factual and legal reasons for the decision therein.

    (viii) The arbitration ruling shall be final and binding upon the parties and shall include a ruling on the expenses, including reasonable fees and expenses of attorneys. Upon submitting the dispute to arbitration in accordance with the provisions of this clause, it is understood that the parties shall have waived right to any recourse to which they were entitled against the decision.

    (ix) The expenses, including reasonable fees and expenses of attorneys, shall be incurred in whole by the party which is defeated by the arbitration ruling. If neither of the parties is defeated in whole by the arbitration ruling, the costs of the arbitration proceeding shall be divided equally between the parties, except for the fees and expenses of attorneys of the parties, which shall be incurred by each of them.

                                                                              43
                                                                Free translation


    (x) The arbitration ruling may be judicially enforced in any court having jurisdiction over the same or which has jurisdiction over the parties or their assets.

By way of assenting to this Agreement, the parties accept and agree to the application of the arbitration proceeding contained in this Clause and expressly waive any defense which could be alleged based on lack of jurisdiction or competence.

The parties and the members of the Arbitration Tribunal shall maintain strict confidentiality in relation to the proceedings, the information supplied by the parties and the results of the arbitration ruling, except in the event that said information must be made public pursuant to any legal or judicial requirement.

FOURTEENTH: PARTIES INVOVLVED; REPRESENTATIVES

This contract is intuitu personae. However, Primor shall be able to appoint another legal person completely controlled by it to acquire the Traded Securities, or financial institutions which would finance the acquisition of the Traded Securities, depending on the case, in both cases without constituting a novation of its obligations. At the same time, the Shareholders and ADR-Holders shall be able to transfer the Traded Securities to other natural or legal persons, completely controlled by them, who, in turn, shall transfer them to Primor under the terms of this Contract, also without constituting a novation of their obligations.

                                                                              44
                                                                Free translation


The Shareholders and ADR-Holders designate Mr. Luis Garcia Montoya, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 3.189.825, as Representative of the Shareholders and ADR-Holders (the "Representative") for all purposes relating to this Contract and with the declarations that should be made in accordance with same, and Alberto Tovar Phelps, a Venezuelan citizen, of majority age, holder of Venezuelan identity card no. 5.541.127, as substitute representative for all purposes related to this Contract and with the declarations that should be made in accordance with same.

For the same purposes, Primor designates the aforementioned Lorenzo Mendoza G., as representative and Juan Simon Mendoza, a Venezuelan citizen, of majority age, and holder of Venezuelan identity card no. 6.512.781 as substitute representative for all purposes relating to this Contract.

FIFTEENTH: EXCHANGE RATE EQUIVALENCY

For the sole purposes of giving effect to Article 95 of the Law of the Central Bank of Venezuela ("Ley del Banco Central de Venezuela"), the equivalent in Bolivares of all amounts expressed in this document in United States Dollars shall be the result of applying to said amounts the reference exchange rate of six hundred ninety nine Bolivares and fifty cents, per United States Dollar (Bs.
699.50 per US$.

SIXTEENTH: This Contract shall only give rise to rights and obligations for the parties, and consequently no third party shall have rights under this Contract.

SEVENTEENTH: CHOICE OF LAWS

                                                                              45
                                                                Free translation


This contract shall be governed by the Laws of the Republic of Venezuela.

EIGHTEENTH: CHOICE OF JURISDICTION

For the purpose of this contract, the City of Caracas is chosen, to whose tribunals' jurisdiction the parties hereby submit.

NINETEENTH: ANNOUNCEMENTS

         All public announcements, press releases and communications with public entities regarding this Contract and the Offers shall be prepared in advance through consultation and coordination of the parties, through their Representatives, and shall be prepared in a manner which preserve the rights of the shareholders and compliance with Venezuelan Law and American Law.

    Twenty six (26) counterparts of this agreement, with the same tone and effect, have been made.

    Caracas, on the twenty first (21st) day of the month of January, two thousand one (2001).


PRIMOR ALIMENTOS, C.A.


--------------------
Lorenzo Mendoza G.
Director


PRIMOR INVERSIONES, C.A.


--------------------
Lorenzo Mendoza G.
Director

                                                                              46
                                                                Free translation



JONATHAN COLES WARD


--------------------


ALBERTO TOVAR PHELPS               INES MANCERA DE TOVAR


--------------------               -----------------------
                                   C.I. 7.682.460


BEATRIZ DE CHELMINSKI DE COLES


-------------------


ALICIA COLES DE CHELMISNKI


-------------------


ANDRES COLES DE CHELMISNKI


-------------------


MIGUEL COLES DE CHELMINSKI


-------------------


NELLY CERVINI DE FRAGACHAN


------------------

                                                                              47
                                                                Free translation



JESUS ANIBAL ROJAS                 NATIVIDAD BALERDI DE ROJAS


------------------                 ---------------------
                                   C.I. 3.405.258


JESUS MANUEL ROJAS                 MARIELA TORRES DE ROJAS


------------------                 ---------------------
                                   C.I. 2.499.743


NICHOLASHA LIMITED


----------------
Guillermo De La Rosa
Attorney-in-fact


SHARE SYNDICATE I, L.L.C.


-----------------
Ibrahim Garcia
Vice President and Secretary


SHARE SYNDICATE II, L.L.C.


-----------------
Guillermo de la Rosa
President and Assistant Secretary

                                                                              48
                                                                Free translation



SHARE SYNDICATE IX, L.L.C.


-----------------
Ibrahim Garcia
Vice President and Secretary


BERKSHIRE INTERNATIONAL S.A.


------------------
Luis Garcia Montoya
Representative


VALORES SAN NICOLAS, C.A.


------------------
Angel Alberto Cervini
Attorney-in-fact


EDIFICIOS Y REMODELACIONES EL ENCUENTRO, C.A.


------------------
Henry Simon Chauran
President

                                                                              49
                                                                Free translation



DESARROLLOS 480, C.A.


------------------
Angel Cervini
Director


CONSULTORIA ESTUDIOS PROYECTOS, C.A. (CONEPRO)


--------------------
Jonathan Coles
Attorney-in-fact


INVERSIONES STUART, C.A.


--------------------
Jonathan Coles
Attorney-in-fact


LAVEDA FINANTIAL LTD


--------------------
Luis Garcia Montoya


VALORES EL JUNKO, C.A.


--------------------
Lilian Cervini de Poleo

                                                                              50
                                                                Free translation



LILIAN CERVINI DE POLEO


--------------------

                                                                              51
                                                                Free translation


                                INDEX OF EXHIBITS

Exhibit A               Power of Attorney of Primor Alimentos

Exhibit B               Power of Attorney of Primor Inversiones

Exhibits C-1 to C-X     Powers of Attorney of Shareholders and ADR-Holders

Exhibit D               Portion of the price corresponding to each Shareholder
                        and ADR-Holder

Exhibit E-1             Terms and Conditions of the Venezuelan Offer

Exhibit E-2             Terms and Conditions of the American Offer

Exhibit F               List of Encumbrances upon the Traded Securities

Exhibit G               Shares and ADRs owned by Shareholders and ADR-Holders

Exhibit H               Shareholders and ADR-Holders for purposes of paragraph
                        B) of the Fourth Clause and of the Sixth Clause

Exhibit I               List of Subsidiaries

Exhibit I-1             List of Important Subsidiaries

Exhibit J               List of Encumbrances

Exhibit K               List of Industrial Property Rights

Exhibit L               List of Important Contracts

Exhibit M               List of Debts not Included

Exhibit N               List of Lawsuits

Exhibit N-1             Financial information and projected cash flow statement
                        for March 31, 2001

                                                                              52
                                                                Free translation



Exhibit O               Extraordinary transactions since the date of entering
                        into this Contract until the Assumption Date

Exhibit P               Asset transfers since the date of entering into this
                        Contract until the Assumption Date

Exhibit Q               Investments since the date of entering into this
                        Contract until the Assumption Date

Exhibit R               List of attorneys

Exhibit S               Letter of Credit in guaranty

Exhibits T-1 to T-5     Notifications for purposes of the letter of credit in
                        guaranty